EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the previously filed Registration Statements (Form S-8, Nos. 333-60629 and 33-70174) of our report dated February 27, 2004 with respect to the financial statements of Dexterity Surgical, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2003.

/s/ Akin, Doherty, Klein & Feuge, P.C.

San Antonio, Texas
February 27, 2004